Exhibit 23.2

CONSENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Southern Connecticut Bancorp, Inc. of our report, dated March 4, 2005, relating to our audit of the consolidated financial statements, which appear in the Annual Report on Form 10-KSB of Southern Connecticut Bancorp, Inc. for the year ended December 31, 2004.

/s/ McGladrey & Pullen, LLP
New Haven, Connecticut
January 12, 2006